 Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports First Quarter 2020 Results

For Release April 23, 2020

•	Total assets of $7.9 billion increased $1.5 billion, or 24%, compared to December 31, 2019, driven by strong loan growth

•	Net income of $24.6 million increased $14.0 million, or 133%, compared to the first quarter of 2019 and decreased $5.5 million, or 18%, compared to the fourth quarter of 2019

•	Net income per common share of $0.73 increased 115% compared to the first quarter of 2019 and decreased 21% compared to the fourth quarter of 2019

•	Results reflected a $6.5 million negative fair market value adjustment to mortgage servicing rights compared to a $1.5 million negative adjustment in the first quarter of 2019 and a $1.1 million positive adjustment in the fourth quarter of 2019

•	Return on average assets was 1.49% in the first quarter of 2020 compared to 1.14% in the first quarter of 2019 and 1.81% in the fourth quarter of 2019

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today reported first quarter 2020 net income of $24.6 million, or $0.73 per common share. This compared to $10.6 million, or $0.34 per common share in the first quarter of 2019, and $30.1 million, or $0.92 per common share, in the fourth quarter of 2019.

The $14.0 million, or 133%, increase in net income for the first quarter 2020 compared to the first quarter of 2019 was primarily driven by a 701% increase in gain on sale of loans from significantly higher growth in multi-family loans, and a 59% increase in net interest income that reflected significant growth in mortgage warehouse loans. These increases more than offset a $6.5 million negative valuation adjustment for mortgage servicing rights in the first quarter 2020 that compared to a $1.5 negative adjustment in the first quarter of 2019.

The $5.5 million, or 18%, decrease in net income for the first quarter 2020 compared to the fourth quarter of 2019 was primarily driven by a $6.5 million negative valuation adjustment for mortgage servicing rights in the first quarter 2020 that compared to a $1.1 positive adjustment in the fourth quarter of 2019. The negative valuation adjustment was partially offset by a 38% increase in gain on sale of loans and a 2% increase in net interest income, reflecting a 9 basis point increase in net interest margin, to 2.40% compared to the fourth quarter of 2019.

 “Merchants continued to produce solid results in the first quarter, and the benefits of our business model have never been clearer as we navigate these times of global economic uncertainty and lower interest rates. We have continued to focus on short-duration loans in low-risk assets that are underwritten to, and backed by, federal agencies. Our short-duration funding strategy has allowed us to maintain a net interest margin that benefits from our loan growth. Additionally, our investments in technology have allowed us to reduce our cost structure and migrate our employees to a work-from-home status that is executing for the needs of our customers,” said Michael F. Petrie, Chairman and CEO of Merchants.

“The strategic decision to expand our Small Business Administration (“SBA”) team at the end of 2019 has positioned us well to support small businesses in our communities who could benefit from the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, particularly in the SBA’s Paycheck Protection Program (“PPP”). We stand ready to assist our customers in their time of need,” said Michael J. Dunlap, President and Chief Operating Officer of Merchants.

Total Assets

Total assets of $7.9 billion at March 31, 2020 increased $3.9 billion, or 99%, compared to $4.0 billion at March 31, 2019 and increased $1.5 billion, or 24%, compared to December 31, 2019.

The increase compared to December 31, 2019 was primarily due to growth in loans held for sale and net loans receivable, which increased a combined total of $1.2 billion. The increase reflected the significant loan growth generated from mortgage warehouse business, primarily resulting from lower interest rates that increased the origination volume and refinancing in the single-family mortgage market, as well as higher loan volume generated in multi-family business.

Return on average assets was 1.49% for the first quarter of 2020 compared to 1.14% for the first quarter of 2019 and 1.81% for the fourth quarter of 2019.

Asset Quality

The allowance for loan losses of $18.9 million at March 31, 2020 increased $5.5 million compared to March 31, 2019 and increased $3.0 million compared to December 31, 2019, primarily reflecting increases associated with loan growth and uncertainties surrounding COVID-19. While it is too early to know the full extent of potential future losses associated with the impact of COVID-19, the Company continues to monitor the situation and may need to adjust future expectations as developments occur throughout the remainder of 2020.

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The Company has minimal exposure to consumer, commercial and other small businesses that may be negatively impacted by COVID-19 but continues to assist customers facing financial setbacks. As of March 31, 2020, Merchants granted customer requests to defer payments on 24 loans with unpaid balances of $23.6 million.

Non-performing loans were $6.6 million, or 0.19% of total loans at March 31, 2020, compared to $2.6 million, or 0.12% of total loans at March 31, 2019 and compared to $4.7 million, or 0.15% of total loans at December 31, 2019. The increase in non-performing loans compared to December 31, 2019 was primarily related to one collateralized agricultural loan that is delinquent greater than 90 days late, with repayment still anticipated.

Total Deposits

Total deposits of $6.7 billion at March 31, 2020 increased $3.6 billion, or 115%, compared to March 31, 2019 and increased $1.2 billion, or 23%, compared to December 31, 2019.

The increase in deposits compared to both March 31, 2019 and December 31,2019 was primarily due to higher brokered certificates of deposits to support the significant growth in loans and to match their expected duration. Total brokered deposits of $2.8 billion at March 31, 2020 increased $2.1 billion from March 31, 2019 and increased $671.2 million from December 31, 2019. Brokered deposits represented 42% of total deposits at March 31, 2020 compared to 24% of total deposits at March 31, 2019 and 39% of total deposits at December 31, 2019.

Liquidity

The Company maintained its available borrowing capacity, with unused lines of credit at $1.2 billion compared to $1.5 billion at December 31, 2019. This liquidity enhances the ability to effectively manage interest expense and assets levels in the future. The Company has also applied to utilize the Federal Reserve’s discount window, should the need arise.

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Net Interest Income

Net interest income of $38.4 million in the first quarter of 2020 increased $14.2 million, or 59%, compared to the first quarter of 2019 and increased $732,000, or 2%, compared to the fourth quarter of 2019.

The 59% increase in net interest income compared to the first quarter of 2019 reflected significantly higher loan growth that offset lower margins. The interest rate spread of 2.19% for the first quarter of 2020 decreased 31 basis points compared to 2.50% in the first quarter of 2019. The net interest margin of 2.40% for the first quarter of 2020 declined 37 basis points compared to 2.77% for the first quarter of 2019. The decline in net interest margin compared to the first quarter of 2019 reflected the flattening and inversion of the yield curve, and reflects the shift in business mix to a higher concentration of warehouse loans that typically are funded for a shorter duration and earn interest based on underlying mortgage rates or LIBOR. Furthermore, interest rate floors are used in the Mortgage Warehousing segment to support net interest margin. Profitability in this business, which also includes fees classified as noninterest income, made the most significant contribution to net income for the first quarter of 2020.

The 2% increase in net interest income compared to the fourth quarter of 2019 reflected an interest rate spread of 2.19% that increased 12 basis points compared to 2.07% in the fourth quarter of 2019.

The net interest margin of 2.40% for the first quarter of 2020 also increased 9 basis points compared to 2.31% for the fourth quarter of 2019.

Interest Income

Interest income of $60.4 million in the first quarter of 2020 increased $20.7 million, or 52%, compared to the first quarter of 2019 and decreased $3.4 million, or 5%, compared to the fourth quarter of 2019.

The 52% increase in interest income compared to the first quarter of 2019 was primarily due to significant loan growth that was partially offset by lower rates. The higher interest income reflected a $2.3 billion, or 82%, increase in the average balance of loans, including loans held for sale, which reached $5.0 billion for the first quarter of 2020. The average yield on loans and loans held for sale of 4.30% for the first quarter of 2020 decreased 79 basis points compared to 5.09% for the first quarter of 2019. The decline in average yields reflected a higher concentration of warehouse loans for the first quarter of 2020.

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The 5% lower interest income compared to the fourth quarter of 2019 reflected a $170.2 million, or 3%, decrease in the average balance of loans, including loans held for sale, which was $5.0 billion for the first quarter of 2020. The average yield on loans and loans held for sale of 4.30% for the first quarter of 2020 also decreased 5 basis points compared to 4.35% for the fourth quarter of 2019.

Interest Expense

Total interest expense of $22.1 million for the first quarter of 2020 increased $6.5 million, or 42%, compared to the first quarter of 2019 and decreased $4.1 million, or 16%, compared to the fourth quarter of 2019. Interest expense on deposits of $20.6 million for the first quarter of 2020 increased $6.4 million, or 45%, compared to the first quarter of 2019 and decreased $4.4 million, or 18%, compared to the fourth quarter of 2019.

The 45% increase in interest expense on deposits compared to the first quarter of 2019 was primarily due to the higher volume of brokered certificates of deposits and custodial interest-bearing checking. The average balance of interest-bearing deposits of $5.3 billion for the first quarter of 2020 increased $2.4 billion, or 79%, compared to the first quarter of 2019. The average cost of interest-bearing deposits was 1.55% for the first quarter of 2020, which was a 39 basis point decrease compared to 1.94% for the first quarter of 2019.

The 18% decrease in interest expense on deposits compared to the fourth quarter of 2019 was due to both lower costs of deposits and lower average balances. The average cost of interest-bearing deposits was 1.55% for the first quarter of 2020, which was a 23 basis point decrease compared to 1.78% in the fourth quarter of 2019. The average balance of interest-bearing deposits of $5.3 billion for the first quarter of 2020 also decreased $244.9 million, or 4%, compared to the fourth quarter of 2019.

Noninterest Income

Noninterest income of $19.9 million for the first quarter of 2020 increased $16.2 million, or 443%, compared to the first quarter of 2019 and decreased $2.8 million, or 12%, compared to the fourth quarter of 2019.

The 443% increase in noninterest income compared to the first quarter of 2019 was primarily due to a $18.5 million increase in gain on sale of loans and a $2.0 million increase in mortgage warehouse fees, reflecting the significant loan growth for these lines of business. Also included in noninterest income for the first quarter of 2020 was a $6.5 million negative fair market value adjustment to mortgage servicing rights, which compared to a $1.5 million negative fair market value adjustment for the first quarter of 2019.

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 The 12% decrease in noninterest income compared to the fourth quarter of 2019 was primarily due to an $8.0 million decrease in loan servicing fees that was partially offset by a $5.8 million, or 38%, increase in gain on sale of loans. Included in loan servicing fees for the first quarter of 2020 was a $6.5 million negative fair market value adjustment to mortgage servicing rights, which compared to a $1.1 million positive fair market value adjustment for the fourth quarter of 2019.

At March 31, 2020, the mortgage servicing rights asset was valued at $70.0 million, a decrease of 8% compared to March 31, 2019 and a decrease of 6% compared to December 31, 2019. The value of mortgage servicing rights generally declines in falling interest rate environments and increases in rising interest rate environments. Call protections on the Company’s Ginnie Mae multi-family servicing rights help to minimize valuation declines as compared to the single-family market.

Noninterest Expense

Noninterest expense of $22.3 million for the first quarter of 2020 increased $9.3 million, or 71%, compared to the first quarter of 2019 and increased $3.5 million, or 18%, compared to the fourth quarter of 2019.

The 71% increase in noninterest expense compared to the first quarter of 2019 was due primarily to a $5.7 million, or 66%, increase in salaries and employee benefits to support business growth and a $1.5 million, or 545%, increase in deposit insurance related to the growth in deposits and assets. The efficiency ratio of 38.3% for the first quarter of 2020 compared to 46.9% for the first quarter of 2019.

The 18% increase in noninterest expense compared to the fourth quarter of 2019 was primarily due to a $3.8 million, or 37%, increase in salaries and employee benefits to support business growth. The efficiency ratio of 38.3% for the first quarter of 2020 compared to 31.2% for the fourth quarter of 2019.

Segments

For the first quarter of 2020, net income for Mortgage Warehousing increased 225% compared to the first quarter of 2019, reflecting significant growth in net interest income from higher volume. Net income decreased 9% compared to the fourth quarter of 2019, primarily reflecting lower interest income from moderating loan growth and rates.

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For the first quarter of 2020, net income for Multi-family Mortgage Banking increased 858% compared with the first quarter of 2019 and decreased 47% compared to the fourth quarter of 2019, reflecting higher gains on sale of loans compared to both periods. The results also included fair market value adjustments to mortgage servicing rights. The first quarter of 2020 included a negative fair market value adjustment of $6.5 million, which compared to a negative fair value adjustment of $1.5 million for the first quarter of 2019 and a positive fair market value adjustment of $1.1 million for the fourth quarter of 2019.

For the first quarter of 2020, net income for Banking decreased 9% compared to the first quarter of 2019, reflecting higher deposit insurance expense, and increased 13% compared to the fourth quarter of 2019.

About Merchants Bancorp

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including Federal Housing Administration ("FHA") multi-family housing and healthcare facility financing and servicing; mortgage warehouse financing; retail and correspondent residential mortgage banking; agricultural lending; and traditional community banking. Merchants Bancorp, with $7.9 billion in assets and $6.7 billion in deposits as of March 31, 2020, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, Merchants Capital Servicing, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbankofindiana.com.

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Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control, such as the potential impacts of the COVID-19 pandemic. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of the COVID-19 pandemic, such as the severity, magnitude, duration and businesses’ and governments’ responses thereto, on the Company’s operations and personnel, and on activity and demand across its businesses, and other factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

INVESTOR CONTACT: JOHN MACKE

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

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Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Assets
Cash and due from banks	$8,168	$13,909	$15,614	$15,176	$19,554
Interest-earning demand accounts	559,914	492,800	349,362	445,713	293,897
Cash and cash equivalents	568,082	506,709	364,976	460,889	313,451
Securities purchased under agreements to resell	6,685	6,723	6,760	6,798	6,838
Trading Securities	465,157	269,891	227,914	101,514	129,914
Available for sale securities	339,053	290,243	308,673	261,485	296,669
Federal Home Loan Bank (FHLB) stock	46,156	20,369	18,808	18,820	18,880
Loans held for sale (includes $18,938, $19,592, $23,357, $9,592, and $6,307, respectively, at fair value)	2,796,008	2,093,789	2,498,538	1,918,118	882,071
Loans receivable, net of allowance for loan losses of $18,883, $15,842, $13,705, $12,604, and $13,356, respectively	3,501,770	3,012,468	2,742,088	2,347,906	2,168,256
Premises and equipment, net	29,415	29,274	29,211	26,580	21,078
Mortgage servicing rights	69,978	74,387	71,989	74,550	76,249
Interest receivable	18,139	18,359	18,780	17,415	14,365
Goodwill	15,845	15,845	15,574	15,574	17,144
Intangible assets, net	3,419	3,799	4,182	4,567	3,381
Other assets and receivables	48,691	30,072	29,693	33,174	28,429
Total assets	$7,908,398	$6,371,928	$6,337,186	$5,287,390	$3,976,725
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$327,805	$272,037	$198,843	$192,521	$128,029
Interest-bearing	6,394,900	5,206,038	5,300,806	4,463,469	2,992,998
Total deposits	6,722,705	5,478,075	5,499,649	4,655,990	3,121,027
Borrowings	444,567	181,439	159,673	62,225	338,031

Other liabilities	68,157	58,686	48,425	54,162	39,836
Total liabilities	7,235,429	5,718,200	5,707,747	4,772,377	3,498,894
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 50,000,000 shares
Issued and outstanding - 28,742,484 shares, 28,706,438 shares, 28,706,438 shares, 28,706,438 shares, and 28,704,163 shares, respectively	135,746	135,640	135,507	135,374	135,190
Preferred stock, without par value - 5,000,000 total shares authorized
8% Preferred stock - $1,000 per share liquidation preference
Authorized - 50,000 shares
Issued and outstanding - 41,625 shares	41,581	41,581	41,581	41,581	41,581
7% Series A Preferred stock - $25 per share liquidation preference
Authorized - 3,500,000 shares
Issued and outstanding - 2,081,800 shares, 2,081,800 shares, 2,081,800 shares, 2,955,800 shares, and 2,000,000 shares, respectively	50,221	50,221	50,245	72,095	48,269
6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - 125,000 shares
Issued and outstanding - 125,000 shares and 125,000 shares, respectively (both equivalent to 5,000,000 depositary shares)	120,844	120,844	120,863	—	—
Retained earnings	323,651	304,984	280,551	265,323	252,637
Accumulated other comprehensive income	926	458	692	640	154
Total shareholders' equity	672,969	653,728	629,439	515,013	477,831
Total liabilities and shareholders' equity	$7,908,398	$6,371,928	$6,337,186	$5,287,390	$3,976,725

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Consolidated Statement of Income
(Unaudited)
(In thousands, except share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Interest Income
Loans	$53,564	$56,829	$34,455
Investment securities:
Trading	2,796	2,256	1,045
Available for sale - taxable	1,322	1,576	1,551
Available for sale - tax exempt	37	55	96
Federal Home Loan Bank stock	239	190	223
Other	2,459	2,893	2,304
Total interest income	60,417	63,799	39,674
Interest Expense
Deposits	20,630	25,051	14,227
Borrowed funds	1,434	1,127	1,316
Total interest expense	22,064	26,178	15,543
Net Interest Income	38,353	37,621	24,131
Provision for loan losses	2,998	1,993	649
Net Interest Income After Provision for Loan Losses	35,355	35,628	23,482
Noninterest Income
Gain on sale of loans	21,166	15,352	2,643
Loan servicing fees, net	(5,824)	2,200	(347)
Mortgage warehouse fees	2,746	2,555	753
Gains/(losses) on sale of investments available for sale (1)	—	352	127
Other income	1,814	2,244	488
Total noninterest income	19,902	22,703	3,664
Noninterest Expense
Salaries and employee benefits	14,240	10,422	8,567
Loan expenses	1,164	1,007	934
Occupancy and equipment	1,492	1,793	876
Professional fees	569	826	539
Deposit insurance expense	1,786	1,393	277
Technology expense	610	848	472
Other expense	2,432	2,547	1,370
Total noninterest expense	22,293	18,836	13,035
Income Before Income Taxes	32,964	39,495	14,111
Provision for income taxes (2)	8,381	9,434	3,541
Net Income	$24,583	$30,061	$10,570
Dividends on preferred stock	(3,618)	(3,618)	(833)
Net Income Allocated to Common Shareholders	20,965	26,443	9,737
Basic Earnings Per Share	$0.73	$0.92	$0.34
Issued and outstanding - 2,081,800 shares, 2,081,800 shares, 2,955,800 shares, and 2,000,000 shares, respectively	$0.73	$0.92	$0.34
Weighted-Average Shares Outstanding
Basic	28,734,632	28,706,438	28,702,250
Diluted	28,759,412	28,754,078	28,737,439

(1) Includes $0, $352, and $127, respectively, related to accumulated other comprehensive earnings reclassifications.

(2) Includes $0, $(86), and $(32), respectively, related to income tax (expense)/benefit for reclassification items.

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Key Operating Results
(Unaudited)
($in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Noninterest expense	22,293	18,836	13,035

Net interest income (before provision for losses)	38,353	37,621	24,131
Noninterest income	19,902	22,703	3,664
Total income	58,255	60,324	27,795

Efficiency ratio	38.27%	31.22%	46.90%

Average assets	6,604,394	6,639,736	3,697,945
Net income	24,583	30,061	10,570
Return on average assets before annualizing	0.37%	0.45%	0.29%
Annualization factor	4.00	4.00	4.00
Return on average assets	1.49%	1.81%	1.14%

Return on average tangible common shareholders' equity (1)	19.19%	25.65%	10.67%

Tangible book value per common share (1)	$15.35	$14.68	$12.80

Tangible common shareholders' equity/tangible assets (1)	5.59%	6.63%	9.29%

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures"

(1) Reconciliation of Non-GAAP Financial Measures

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations. As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. A reconciliation of GAAP to non-GAAP financial measures is below. Net Income Available to Common Shareholders excludes preferred stock. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total assets. Tangible Assets is calculated by excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Net income	24,583	30,061	10,570
Less: preferred stock dividends	(3,618)	(3,618)	(833)
Net income available to common shareholders	20,965	26,443	9,737

Average shareholders' equity	669,169	644,588	429,230
Less: average goodwill & intangibles	(19,483)	(19,607)	(20,982)
Less: average preferred stock	(212,646)	(212,675)	(43,190)
Issued and outstanding - 2,081,800 shares, 2,081,800 shares, 2,955,800 shares, and 2,000,000 shares, respectively	437,040	412,306	365,058

Annualization factor	4.00	4.00	4.00
Return on average tangible common shareholders' equity	19.19%	25.65%	10.67%

Total equity	672,969	653,728	477,831
Less: goodwill and intangibles	(19,264)	(19,644)	(20,525)
Less: preferred stock	(212,646)	(212,646)	(89,850)
Tangible common shareholders' equity	441,059	421,438	367,456

Assets	7,908,398	6,371,928	3,976,725
Less: goodwill and intangibles	(19,264)	(19,644)	(20,525)
Tangible assets	7,889,134	6,352,284	3,956,200

Ending common shares	28,742,484	28,706,438	28,704,163

Tangible book value per common share	$15.35	$14.68	$12.80
Tangible common shareholders' equity/tangible assets	5.59%	6.63%	9.29%

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Merchants Bancorp
Average Balance Analysis
($in thousands)
(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-bearing deposits, and other	$777,820	$2,698	1.40%	$702,706	$3,083	1.74%	$369,736	$2,527	2.77%
Securities available for sale - taxable	293,964	1,322	1.81%	288,935	1,576	2.16%	292,500	1,551	2.15%
Securities available for sale - tax exempt	5,305	37	2.81%	7,527	55	2.90%	12,460	96	3.12%
Trading securities	349,746	2,796	3.22%	286,712	2,256	3.12%	109,423	1,045	3.87%
Loans and loans held for sale	5,012,324	53,564	4.30%	5,182,530	56,829	4.35%	2,746,562	34,455	5.09%
Total interest-earning assets	6,439,159	60,417	3.77%	6,468,410	63,799	3.91%	3,530,681	39,674	4.56%
Allowance for loan losses	(15,841)			(14,126)			(12,704)
Noninterest-earning assets	181,076			185,452			179,968

Total assets	$6,604,394			$6,639,736			$3,697,945

Liabilities & Shareholders' Equity:

Interest-bearing checking	2,064,967	6,891	1.34%	1,971,710	7,652	1.54%	1,314,733	6,434	1.98%
Savings deposits	163,154	58	0.14%	154,997	76	0.19%	147,534	80	0.22%
Money market	1,143,249	4,575	1.61%	1,000,971	4,339	1.72%	892,806	4,208	1.91%
Certificates of deposit	1,964,622	9,106	1.86%	2,453,211	12,984	2.10%	618,646	3,505	2.30%
Total interest-bearing deposits	5,335,992	20,630	1.55%	5,580,889	25,051	1.78%	2,973,719	14,227	1.94%

Borrowings	289,263	1,434	1.99%	69,556	1,127	6.43%	88,353	1,316	6.04%
Total interest-bearing liabilities	5,625,255	22,064	1.58%	5,650,445	26,178	1.84%	3,062,072	15,543	2.06%

Noninterest-bearing deposits	235,020			278,447			155,218
Noninterest-bearing liabilities	74,950			66,256			51,425

Total liabilities	5,935,225			5,995,148			3,268,715

Shareholders' equity	669,169			644,588			429,230

Total liabilities and shareholders' equity	$6,604,394			$6,639,736			$3,697,945

Net interest income		$38,353			$37,621			$24,131

Net interest spread			2.19%			2.07%			2.50%

Net interest-earning assets	$813,904			$817,965			$468,609

Net interest margin			2.40%			2.31%			2.77%

Average interest-earning assets to average interest-bearing liabilities			114.47%			114.48%			115.30%

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Segment Results
(Unaudited)
($in thousands)

	Net Income
	Three Months Ended			Total Assets
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2020	2019	2019	2020	2019	2019
Segment
Multi-family Mortgage Banking	$5,399	$10,217	$(712)	$180,772	$188,866	$160,609
Mortgage Warehousing	12,437	13,690	3,832	4,362,423	3,124,684	1,554,233
Banking	7,950	7,028	8,769	3,323,750	3,018,568	2,223,890
Other	(1,203)	(874)	(1,319)	41,453	39,810	37,993
Total	$24,583	$30,061	$10,570	$7,908,398	$6,371,928	$3,976,725

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